Exhibit 10.2

AMENDMENT NO. 2
TO THE
WEBSTER BANK
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
FOR DIRECTORS AND OFFICERS

The Webster Bank Amended and Restated Deferred Compensation Plan for Directors and Officers, as amended and restated effective as of January 1, 2004, is hereby amended as follows:

(1) Effective as of May 1, 2007, Section 4.6 of the Plan is amended to read as follows:

4.6 Accounting for Deferred Compensation.

(a) A Participant’s Deferred Compensation shall be credited by the Corporation, the Bank or an Affiliate (as applicable) to one of two Bookkeeping Reserve Accounts maintained for each Participant. Any deferrals with respect to which the Participant elects installment distributions pursuant to Section 4.5 shall be credited to the Installment Account, while all other deferrals shall be credited to the Regular Account. A deferral shall be credited to the appropriate Bookkeeping Reserve Account at the end of the calendar month with respect to which the deferral is made. A payment to a Participant or Beneficiary shall be charged to the appropriate Bookkeeping Reserve Account as of the time the payment is made.

(b) (i) With respect to any Deferred Compensation credited to a Participant’s Bookkeeping Reserve Accounts on or after January 1, 2004, the Participant’s Deferred Compensation shall be credited with earnings and losses in the same manner as if the Deferred Compensation were actually invested in one or more of the investment options offered under the 401(k) Plan and elected by the Participant; provided, however, that: (A) the Fidelity Managed Income Portfolio shall not be deemed to be an investment option available under the 401(k) Plan; (B) the Webster Stock Fund shall not be deemed to be an investment option available under the 401(k) Plan, except that the Webster Stock Fund shall be deemed to be an investment option available under the 401(k) Plan for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer of the Bank effective on and after May 1, 2007; and (C) a Fidelity money market fund shall be deemed to be an investment option available under the 401(k) Plan.

(ii) If a Participant’s Deferred Compensation is credited with earnings and losses pursuant to the provisions of Section 4.6(b)(i), the Participant may specify the percentage of such Deferred Compensation to be credited to the Plan on his or her behalf, or the percentage of his or her Bookkeeping Reserve Accounts attributable to such Deferred Compensation, which will be credited with earnings and losses based on the investment options selected by the Participant. The Participant may change his or her election at any time by providing notice to the Committee (or its delegated representative), and any such change shall be effective as soon as practicable after it is received by the Committee (or its delegated representative). Any change in a Participant’s election shall be effective on a prospective basis only.

(c) (i) With respect to any Deferred Compensation credited to a Participant’s Bookkeeping Reserve Accounts prior to January 1, 2004, interest (compounded monthly) shall be added to the balance credited to the Bookkeeping Reserve Accounts from time to time: (A) as of the last day of each calendar year during the period beginning when the Deferred Compensation was first so credited, and ending on the last day of the calendar year preceding the date described in (B); and (B) as of the date of distribution of a final installment payment (pursuant to Section 5.1(b), Section 5.3 or Section 5.5) or a lump sum payment (pursuant to Section 5.1(a), Section 5.2, Section 5.3, Section 5.4 or Section 5.5) of the amounts credited to the Participant’s Bookkeeping Reserve Accounts. The rate of interest is the interest rate on ten year United States Treasury obligations, as reported from time to time in The Wall Street Journal, plus 100 basis points, adjusted monthly.

(ii) Notwithstanding the provisions of Section 4.6(c)(i), a Participant who had not commenced to receive his or her Deferred Compensation prior to January 1, 2004 was permitted to elect to have any Deferred Compensation credited to his or her Bookkeeping Reserve Accounts prior to January 1, 2004 credited with earnings and losses pursuant to the provisions of Section 4.6(b)(i) rather than being credited with interest pursuant to the provisions of Section 4.6(c)(i). Any such election had to be made within the thirty day period preceding January 1, 2004, and is irrevocable.

(2) Effective as of May 1, 2007, the following Section 5.6 is added to the Plan:

5.6 Medium of Payment. Amounts paid under this Article V shall be paid in cash except that, prior to the commencement of payments, at the election of the Chairman and Chief Executive Officer, President and Chief Operating Officer, or Chief Financial Officer, or his or her Beneficiary if payments have not commenced upon his or her death, the portion, if any, of Bookkeeping Reserve Accounts that is then credited with earnings and losses based on the value of Webster Financial Corporation common stock shall be distributed in shares of such common stock.

(3) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

Dated at Waterbury, Connecticut the            day of      , 20 .

ATTEST:	WEBSTER BANK, NATIONAL ASSOCIATION

By

Its Secretary	Title: